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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No.1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)
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Delaware	95-2698708
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

9357 Spectrum Center Blvd, San Diego, CA	92123
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which each class is to be registered
Stock Purchase Rights	NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

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Item 1.     Description of Registrant’s Securities to be Registered.
On September 8, 2025, Jack in the Box Inc. (the “Company”) and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), executed Amendment No. 1 (the “Amendment”) to the Stockholder Protection Rights Agreement, dated as of July 1, 2025, between the Company and the Rights Agent (the “Rights Agreement”). The Amendment amends the definition of “Acquiring Person” set forth in the Rights Agreement to provide that, in addition to the other exemptions set forth therein, the term “Acquiring Person” shall not include certain persons that beneficially own less than 20% of the outstanding shares of the Company’s common stock if they qualify as a “Passive Institutional Investor” (as such term is defined in the Amendment).
The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2025, and the Amendment, which was attached as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2025, each of which is incorporated herein by reference.

Item 2.     Exhibits

Exhibit No.	Description
(1)	Stockholder Protection Rights Agreement, dated as of July 1, 2025, between the Company and Computershare Trust Company, N.A., as Rights Agent, which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of Participating Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated July 2, 2025).
(2)	Amendment No. 1 to Stockholder Protection Rights Agreement, dated as of September 8, 2025, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 9, 2025).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JACK IN THE BOX INC.

/s/ Sarah Super
Name: Sarah Super
Date: September 9, 2025	Title: EVP, Chief Legal & Administrative Officer